Exhibit (a)(3)

BJ’S WHOLESALE CLUB, INC.

ELECTION FORM

A list of all of your options appears on the “Grant Detail Report” report included in this mailing. The list includes (a) those options with an exercise price of $29.00 or greater per share (the “Eligible Options”), (b) those options with an exercise price of less than $29.00 per share (such options not eligible for exchange), and (c) those options granted since October 24, 2002 which, if they have an exercise price lower than the highest price Eligible Options, are required to be tendered (the “Required Options”).

To validly surrender Eligible Options for exchange, you must complete and deliver this Election Form according to the instructions on page 3 of this Election Form and return it to Linda Koed by fax at (508) 651-6551, by hand delivery or by mail, at One Mercer Road, Natick, Massachusetts 01760. The deadline for receipt of this Election Form is no later than 5:00 P.M., Eastern Daylight Time, on May 27, 2003.

******

I wish to surrender for exchange all of my Eligible Options subject to the terms and conditions of the Offer to Exchange Outstanding Stock Options dated April 25, 2003 (the “Offer to Exchange”). I understand that if BJ’s Wholesale Club, Inc. accepts my surrendered Eligible Options, then all of my Eligible Options and any Required Options will be deemed automatically surrendered by me. I understand that if my offer is accepted I will (1) have no right, title or interest to my Eligible Option(s) and any Required Option(s), and any certificates or other documentation evidencing such option grant(s) shall be void and of no further effect, and (2) receive a new option to purchase one share of common stock for every two shares of common stock issuable upon the exercise of a surrendered option, subject to the terms and conditions of and as more fully explained in the Offer to Exchange. In addition, I am making the representations and acknowledgements to BJ’s Wholesale Club, Inc. that are set forth on page 2 of this Election Form.

Date: , 2003	Signature Name (please print) Social Security Number Telephone Number During Working Hours

To: BJ’s Wholesale Club, Inc.

Pursuant to the Offer to Exchange, I hereby tender all of my Eligible Options. In addition to the representations and acknowledgements by me on the reverse side of this Election Form, I hereby represent and acknowledge the following to BJ’s Wholesale Club, Inc. (the “Company”):

•	The Eligible Options tendered by me are tendered subject to the terms and conditions of the offer as set forth in the Offer to Exchange, a copy of which I acknowledge having received and read.

•	I have full power and authority to tender the Eligible Options indicated in my “Grant Detail Report.”

•	All authority conferred or agreed to be conferred in my Election Form regarding my option(s) I have tendered shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•	The Company’s acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer to Exchange.

•	If my Eligible Options are accepted for exchange, I acknowledge that I will have no right, title or interest to such tendered Eligible Option(s) and any Required Option(s) and any certificates or other documentation evidencing such option grant(s) shall be void and of no further effect.

•	If my Eligible Options are accepted for exchange, I acknowledge that the new option(s) I receive:

•	will constitute a right to purchase one share of common stock for every two shares of common stock issuable upon the exercise of a surrendered option;

•	will not be granted until the first business day that is at least six months and one day after the date this offer expires and my tendered options are accepted for exchange and canceled by the Company;

•	will not be exercisable until, at the earliest, six months following the date of grant of the new option;

•	will be a nonstatutory stock option; and

•	will be subject to the terms and conditions of the 1997 Stock Incentive Plan and a new nonstatutory stock option agreement between the Company and me that will be forwarded to me after the grant of the new options.

•	I also acknowledge that I must be an employee of the Company from the date when I tender options through and on the date when the new options are granted in order to receive new options. I further acknowledge that if I do not remain such an employee, I will not receive any new options or any other consideration for the options that I tender and that are accepted for exchange pursuant to the offer. If I pass away, become disabled, terminate my employment with or without a good reason or am terminated with or without cause before the date when the new options are granted, then I will not receive anything for the options that I tender and that are accepted for exchange pursuant to the offer.

•	I also acknowledge that I may not receive new options if the Company enters into a merger or similar transaction in which there is a change of control of the Company prior to the grant of the new options.

•	I recognize that as set forth in Section 6 of the Offer to Exchange, the Company may terminate or amend the offer and postpone its acceptance and cancellation of any and all options tendered for exchange.

•	If my offer to exchange Eligible Options is accepted, I acknowledge that I will be ineligible to receive any new grants of options for a period of six months and one day after the expiration date of the offer.

•	I have read, understand and agree to all of the terms and conditions of the offer as set forth in the Offer to Exchange.

*****

INSTRUCTIONS

FORMING A PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Election Form. A properly completed and duly executed Election Form (or facsimile thereof) must be received by the Company at the address or at the facsimile number set forth on page 1 of this Election Form on or before the expiration date of the offer.

The method by which you deliver any required documents (including this Election Form) is at your election and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

You must elect to tender either all of your eligible options or none of them. An election to surrender options for exchange pursuant to this offer may be withdrawn at any time prior to May 27, 2003. If the offer is extended by the Company beyond that time, you may withdraw your election at any time until the extended expiration of the offer. To withdraw all options surrendered for exchange, you must deliver a properly completed Notice of Withdrawal (or facsimile thereof), to the Company while you still have the right to withdraw the surrendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly surrendered for exchange for purposes of the offer, unless such withdrawn options are properly re-surrendered prior to the expiration date of the offer by submitting a new Election Form in accordance with the procedures described above.

The Company will not accept any alternative, conditional or contingent elections to surrender options for exchange. All employees surrendering options for exchange, by execution of this Election Form (or facsimile of it), waive any right to receive any notice of the acceptance of their options for surrender, except as provided in the Offer to Exchange.

2.    Surrender of Options for Exchange. If you intend to surrender any of your Eligible Options, you must surrender all your Eligible Options and any Required Options for exchange pursuant to the offer. You must surrender the full unexercised portion of each Eligible Option. If you received options on or after October 24, 2002, you must tender all options received on or after that date that have a lower exercise price than the options with the highest exercise price you surrender.

3.    Signatures on the Election Form. If this Election Form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option award document(s) to which the options are subject without alteration, enlargement or any other change.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, then such person’s full title and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Election Form.

4.    Requests for Assistance or Additional Copies. Any questions or requests for assistance may be directed to:

Kellye L. Walker

BJ’s Wholesale Club, Inc.

One Mercer Road,

Natick, Massachusetts 01760

Telephone: (508) 651-6670

Facsimile: (508) 651-5576

Email: optionexchange@bjs.com

Any requests for additional copies of the Offer to Exchange or this Election Form may be directed to:

Linda Koed

BJ’s Wholesale Club, Inc.

One Mercer Road,

Natick, Massachusetts 01760

Telephone: (508) 651-6632

Facsimile: (508) 651-6551

5.    Irregularities. Any questions as to the number of option shares subject to options to be accepted for exchange, and any questions as to the validity (including eligibility and time of receipt), form and acceptance of any surrender of options for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding on all interested persons. The Company reserves the right to reject any or all options surrendered for exchange that the Company determines not to be in appropriate form or the acceptance of which would be unlawful. The Company also reserves the right to waive any of the conditions of the offer and any defect or irregularity, provided that any such waiver would apply equally to each option holder, and the Company’s interpretation of the terms of the offer (including these instructions) will be final and binding on all participants in the offer. No surrender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with the surrender of options for exchange must be cured prior to the expiration of the offer. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in the surrender of options for exchange, and neither the Company nor any other person will incur any liability for failure to give any such notice.

6.    Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains important tax information.

4